Exhibit 10.6

Dated 23 December 2003

ELAN CORPORATION, plc

Vendor

and

ADAPTÍV BIOPHARMA LIMITED

Purchaser

AGREEMENT

for the purchase of certain drug delivery assets of

ELAN CORPORATION, plc

A & L GOODBODY

CONTENTS

1.	PRELIMINARY	3
2.	SALE OF ASSETS	7
3.	COMPLETION	9
4.	APPORTIONMENT OF CONSIDERATION	10
5.	FUTURE DISPOSAL OF ASSETS	11
6.	RIGHTS OF INSPECTION	11
7.	FURTHER OBLIGATIONS OF THE VENDOR	12
8.	WARRANTIES	13
9.	INDEMNITIES	14
10.	LICENSING OF COMPOUNDS EMERGING FROM THE RESEARCH PROGRAMS	15
11.	ANNOUNCEMENTS	16
12.	RESTRICTED FINANCIAL TRANSFERS	16
13.	MISCELLANEOUS PROVISIONS	16
FIRST SCHEDULE
WARRANTIES
1.	CAPACITY AND TITLE
2.	LEGAL MATTERS
3.	EMPLOYMENT MATTERS
4.	ASSETS
SECOND SCHEDULE
PATENTS
THIRD SCHEDULE
KNOW-HOW
FOURTH SCHEDULE
GRS CAPITAL EQUIPMENT
FIFTH SCHEDULE
THE SUB-LICENCE AGREEMENT
SIXTH SCHEDULE
THE SIDE LETTER
SEVENTH SCHEDULE
LICENCE AGREEMENT
EIGHTH SCHEDULE
TARGETED GENETICS JOINT VENTURE
NINETH SCHEDULE
DATA ROOM INDEX
TENTH SCHEDULE
ELAN LICENCE TO ORASENSE
ELEVENTH SCHEDULE
SARLAN TERMINATION AGREEMENT
TWELTH SCHEDULE
AVLAN JOINT VENTURE
THIRTEENTH SCHEDULE
GIPET II LICENCE AGREEMENT
FOURTEENTH SCHEDULE
EMISPHERE ASSIGNMENT

THIS AGREEMENT is dated 23 December 2003 and made between:

(1)	ELAN CORPORATION, plc(registered no.3035) having its registered office at Lincoln House, Lincoln Place, Dublin 2 (the Vendor); and

(2)	ADAPTÍV BIOPHARMA LIMITED (registered no. 368718) having its registered office at 25-28 North Wall Quay, Dublin (the Purchaser which expression shall include its successors and assigns).

RECITALS

A.	The Vendor has certain assets which it wishes to divest.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase free from all liens, charges and encumbrances the Assets for the consideration and upon the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	PRELIMINARY

1.1.	Definitions: In this Agreement and in the Schedules unless the context otherwise requires:

the 1963 Act means the Companies Act, 1963;

Agreed Rate means an annual rate of three per cent above the base rate from time to time offered by Allied Irish Bank plc;

Affiliate of a person means the person’s holding company, subsidiary and any other subsidiaries of its holding company (with the terms subsidiary and holding company having the meaning ascribed to them in Section 155 of the 1963 Act) and any Associated Company of such person or of any such subsidiary or holding company;

Allowable Deductions means amounts up to but not exceeding 130% of the fully allocated Development Costs under any agreement which utilises or incorporates the Assets where such Development Costs have been fully reimbursed to the Purchaser by a third party under a development, licence or similar agreement;

the Assets means the Patents, the Know-How, the GRS Capital Equipment and the Joint Venture Interests;

Associated Company in relation to any person means any company or entity in which such person directly or indirectly owns or is interested in more than 20 percent but not more than 50 percent of the voting share capital (or equivalent right of ownership);

Avlan Joint Venture means the joint venture comprised and more particularly described in the agreements and arrangements listed in the TWELFTH SCHEDULE;

Blood Brain Barrier Technology means the Vendor’s technology for targeting of drugs to and/or the enablement and/or improvement of permeation of compounds through the blood/brain barrier;

Books and Records means all of the books, records, files, documents, data, information and correspondence of the Purchaser relating to the Assets;

Breach means in relation to a Warranty any instance of the Warranty being untrue or misleading in any respect;

Business Day means any day on which banks are generally open for business in Dublin and London excluding Saturdays and Sundays;

Completion means completion of the sale and purchase of the Assets pursuant to this Agreement;

Confidential Information means any and all information received or obtained as a result of, (i) the ownership of the Assets and/or (ii) entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which in each case relates to:

(a)	the Assets;

(b)	the provisions of this Agreement;

(c)	the negotiations relating to this Agreement;

(d)	the subject matter of this Agreement; or

(e)	the Purchaser or any Affiliate of or shareholder or investor (direct or indirect) of the Purchaser;

Consideration shall have the meaning set out in clause 2.3;

Development Costs means the costs incurred by the Purchaser that are directly attributable to development work performed by or on behalf of the Purchaser under any agreement with a third party which utilises or incorporates the Assets calculated in accordance with Irish generally accepted accounting principles;

Development Services means those capabilities and services used or made available by the Purchaser to any third party or with respect to its own internal development activities;

Disclosure Letter means the letter of the same date as this Agreement from the Vendor to the Purchaser disclosing the exceptions to the Warranties;

Due Diligence Information means all documents, papers, writings, instruments and records made available in the Vendor’s data room and listed on the data room index attached as the NINTH SCHEDULE;

Elan Licence to Orasense means the amended and restated license agreement by and between Orasense Ltd, Isis Pharmaceuticals, Inc. and the Vendor dated 11 October 2002 (a copy of which is attached in the TENTH SCHEDULE);

Emisphere Assignment means the assignment between the Vendor and the Purchaser assigning to the Purchaser the Vendor’s rights and obligations under the Settlement Agreement (a copy of which is attached as the FOURTEENTH SCHEDULE);

Encumbrance means any interest or equity of any person (including any right to acquire any option) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement or a rental, hire purchase, credit sale or other agreement for payment on deferred terms;

Equipment and Supplies Lease means a lease agreement in the agreed form between the Vendor and the Purchaser in relation to certain equipment and supplies executed on even date herewith;

Euro and the sign € means the currency of Ireland;

Gastro-Intestinal Permeation Enhancement Technology (previously known as “PROMDAS I and III”) means the Vendor’s proprietary technology as directed to enabling and/or improving the permeation of compounds through the gastro-intestinal tract and into the blood stream including the use of novel branched chain permeation enhancers (PROMDAS III) and straight chain fatty acid salt permeation enhancers (PROMDAS I);

Gipet II Licence means the licence of the Vendor’s proprietary technology (previously known as “PROMDAS II”) as directed to enabling and/or improving the permeation of compounds through the gastro-intestinal tract and into the blood stream by the use of microemulsion permeation enhancer technology;

Gipet II Licence Agreement means the agreement between the Vendor and the Purchaser granting the Gipet II Licence to the Purchaser (a copy of which is attached as the THIRTEENTH SCHEDULE);

GRS Capital Equipment means the machinery and equipment listed in the FOURTH SCHEDULE;

GRS Improvements means improvements to formulations and methods for making formulations that are retained in the stomach described in US Patent 4,996,058 and/or its foreign counterparts which expression shall not include US Patent 4,996,058 or its foreign counterparts;

IBAH Security Interest means the security interest granted to IBAH, Inc. pursuant to the patents security agreement between IBAH, Inc. and LDS Technologies, Inc. dated 28 July 1995;

Intellectual Property means the Patents and the Know-How;

Ireland means Ireland excluding Northern Ireland;

Joint Ventures means the Targeted Genetics Joint Venture and the Avlan Joint Venture;

Joint Venture Interests means all rights, title and interest (including ownership and licence rights) of the Vendor and any member of the Vendor Group at Completion under or in respect or arising out of the Joint Ventures, whether arising due to common law, statute, contract or otherwise, to the extent such rights relate to intellectual property owned by the Joint Ventures or licensed to the Joint Ventures by the Vendor relating to the Technologies at such time as the Vendor acquires or re-acquires (as the case may be) the unencumbered beneficial interest in the rights and is entitled to transfer or license such rights to the Purchaser;

Know-How means the know-how and related materials details of which are set out in of the THIRD SCHEDULE;

Knowledge of the Vendor means the knowledge following reasonable investigation of the officers, directors or senior managers of the Vendor with responsibility for, or the supervision of, the relevant matters;

Last Completion Date means 16 February 2004 (or such later date as may be agreed in writing by the parties);

Licence Agreement means the licence agreement between the Vendor and the Purchaser granting the Vendor certain rights in relation to the Assets (a copy of which is attached in the SEVENTH SCHEDULE);

Net Proceeds of Disposal in respect of any Asset means the proceeds arising from the disposal of that Asset less direct transactional costs and expenses such as are reasonable in the circumstances and after recoupment by the Purchaser of resources such as are reasonable in the circumstances in relation to such a disposal and an internal rate of return of 20% per annum on those resources in each case committed by the Purchaser in connection with such Assets from Completion up until the point of sale.

Orasense means the joint venture between the Vendor and Isis Pharmaceuticals, Inc.;

Patents mean the patents and patent applications listed in the SECOND SCHEDULE;

the Purchaser’s Solicitors means A & L Goodbody;

Regulatory Authority includes any national, federal, municipal, state or local government, quasi-governmental body, any court of competent jurisdiction and any local, national or supranational agency, inspectorate, minister, body, official or public or statutory person (whether autonomous or not), the US Food and Drug Administration or any statutory body or person;

Research Programs means the following research programs: VLA-4 inhibitors, beta secretase inhibitors, gamma secretase inhibitors, immunotherapy targeting an epitope within amyloid beta peptide, BK1 antagonists, immunotherapty targeting an epitope within synuclein, small molecule targeting a pathway associated with metabolism, synthesis or clearance of synuclein, jun kinase inhibitors, immunotherapty targeting an epitope within NGF, immunotherapy targeting an epitope within PN3, immunotherapy targeting an epitope within osteopontin, immunotherapty targeting an epitope within L-selectin, biologic or small molecule associated with GFRalpha receptor and Fc-gamma-R1 inhibitors;

Sarlan Termination Agreement means the termination agreement between the Vendor, Elan International Services, Ltd., Mixture Sciences, Inc. and Sarlan, Ltd dated 22 September 2003;

Settlement Agreement means the settlement agreement and release between Emisphere Technologies, Inc. and the Vendor dated 14 March 2002;

Side Letter means the letter from the Purchaser and Growcorp Group Limited to the Vendor regarding the allotment of shares in Adaptív, Inc. or, failing that, the Purchaser to the Vendor (a copy of which is attached as the SIXTH SCHEDULE);

Sub-Licence means the sub-licence of the Vendor’s interests in certain Intellectual Property relating to Orasense and the Intellectual Property licensed to the Vendor pursuant to the Sarlan Termination Agreement in accordance with the terms of the Sub-Licence Agreement;

Sub-Licence Agreement means the agreement between the Vendor and the Purchaser granting the Sub-Licence to the Purchaser (a copy of which is attached as the FIFTH SCHEDULE);

Targeted Genetics Joint Venture means the joint venture comprised and more particularly described in the agreements and arrangements listed in the EIGHTH SCHEDULE;

Taxation means all forms of taxation, duties, imposts and levies whether of Ireland or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, vehicle registration tax, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland or elsewhere, and any costs, interest, surcharge, penalty or fine relating to the same and any penalties chargeable for non-compliance with any statutory provisions or regulations in connection therewith;

Technologies means the following technologies:

(a)	Gastro-Intestinal Permeation Enhancement Technology;

(b)	GRS Improvements;

(c)	Vaccine Technology; and

(d)	Blood Brain Barrier Technology;

Vaccine Technology means the Vendor’s proprietary technology directed to delivery of vaccines orally or parenterally. The Vaccine technologies shall include the Vendor’s proprietary targeting technology directed to the targeting of compounds to a specific organ, cell or cell organelle;

Vendor Group means the Vendor and all of its Affiliates for the time being and from time to time;

Warranties means the Warranties, representations and undertakings set out in clause 8 and the FIRST SCHEDULE; and

Warranty Claim means a claim for a Breach of any one or more of the Warranties.

1.2.	Interpretation:

1.2.1.	Save as otherwise provided herein, references to clauses, paragraphs and Schedules are to those contained in this Agreement.

1.2.2.	The Schedules form an integral part of this Agreement and reference to this Agreement includes reference thereto.

1.2.3.	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.2.4.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, references to persons are deemed to include references to natural persons, partnerships, associations, bodies corporate, trusts and investment funds (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to a natural person only;

1.2.5.	Reference in this Agreement to writing or similar expressions includes where the context so admits transmission by facsimile or comparable means of communication.

1.2.6.	Unless the context otherwise requires, a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning thereby attributed to it.

1.2.7.	Unless the contrary is clearly stated, references to Acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation amended, extended or re-enacted (whether before or after the date hereof) from time to time, and include any legislation of which it is a re-enactment (whether with or without modification) and also include any subordinate legislation made from time to time under that legislation.

1.2.8.	reference to any Irish legal term, concept, legislation or regulation (including, without limitation, those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) or any accounting term or concept, in respect of any jurisdiction other than Ireland is construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

1.2.9.	Reference to any document includes that document as amended or supplemented from time to time.

1.2.10.	A document is in the agreed form if it is in the form of a draft agreed between and initialled by or on behalf of the parties hereto on or before the date hereof.

1.2.11.	“including” and “includes” mean including or includes without limiting the generality of the foregoing.

1.2.12.	All references in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect thereof.

2. SALE OF ASSETS

2.1.	Sale and Purchase: Subject to the terms of this Agreement and the Emisphere Assignment, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Assets in reliance on the provisions of this Agreement free from all Encumbrances and together with all rights now or hereafter attaching thereto.

2.2.	Other Benefits:

2.2.1.	If the Vendor receives any sums or benefits in respect of the Assets after the date of this Agreement, it shall forthwith account to the Purchaser therefor, save for:

(1)	any payments received by the Vendor as a result of the restructuring of the Joint Ventures;

(2)	any payment received by the Vendor from any party to the Joint Ventures or any party to a joint venture involving any of the Assets which the Vendor was a party to at any time prior to Completion; and

(3)	any royalties or other payments received by the Vendor pursuant to the Elan Licence to Orasense.

2.2.2.	The Vendor shall forthwith upon the execution hereof notify the interest of the Purchaser to the insurers of the GRS Capital Equipment and keep in force its existing insurance policies in respect of the GRS Capital Equipment until the expiration of a period of 14 days following Completion the Purchaser paying the proportion of the insurance premiums from Completion.

2.3.	The Consideration:

The total consideration for the sale of the Assets (the Consideration) is as follows:

2.3.1.	the sum of euro 1,800,000 in cash payable at Completion;

2.3.2.	10% of all or any revenues received by the Purchaser less Allowable Deductions during the term set out in clause 2.3.4 (or received by the Purchaser after such term where such payments were due during such term) under development, manufacturing and licensing agreements which utilise or incorporate the Patents transferred, licensed or sublicensed by the Vendor to the Purchaser pursuant to this Agreement which, for the avoidance of doubt, does not include the patents licensed to the Purchaser pursuant to the Gipet II Licence Agreement as these patents are subject to separate royalty provisions in the Gipet II Licence Agreement. For the avoidance of doubt, if in respect of revenue received by the Purchaser, the Vendor recovers under this clause it will not also be entitled to recover under the equivalent clause in the Gipet II Licence Agreement.

2.3.3.	the allotment of shares in Adaptív, Inc. or, as applicable, the Purchaser to the Vendor in accordance with the terms of the Side Letter; and

2.3.4.	in respect of each Patent the payments provided for in clause 2.3.2 above will be made until the later of:

(a)	the expiration of the relevant Patent; or

(b)	15 years from Completion

which Consideration shall become payable by the Purchaser within 30 days of the end of the financial quarter (beginning on, as appropriate, 1 January, 1 April, 1 July or 1 October) during which the relevant revenues were received by the Purchaser.

2.4.	The Joint Venture Interests and the IBAH Security Interest:

2.4.1.	The Vendor shall promptly perform, observe and duly discharge its contractual obligations relating to the Joint Ventures that affect the Intellectual Property and shall indemnify the Purchaser against all proceedings, claims and demands in respect thereof. In particular, the Vendor shall indemnify and hold the Purchaser harmless from and against all costs, expenses or other amounts or sums payable or otherwise as may be or become due and payable in connection with the sale and/or transfer of the Joint Venture Interests hereunder.

2.4.2.	The Purchaser shall promptly notify the Vendor in writing in the event that any proceedings are brought by a third party against the Purchaser due to the Vendor’s failure to comply with its obligations under clause 2.4.1. The Vendor shall have the first right to decide whether the Vendor or the Purchaser shall control the defence of such proceedings on behalf of the Purchaser. If the Purchaser decides to control the defence of such proceedings, the Purchaser shall reasonably cooperate with the Vendor in such efforts.

2.4.3.	Subject to clause 3.2, on or prior to Completion, the Vendor shall (i) procure that all Encumbrances affecting the Assets are discharged absolutely; (ii) lodge or procure the lodgement of all necessary documentation in any public registry to note the removal of such Encumbrance, if the lodgement of any such documentation is required to note the removal of the Encumbrance; and (iii) agree the release of the IBAH Security Interest or ensure that the Vendor can license the LDS Patents (as defined in the Gipet II Licence Agreement) to the Purchaser subject to the IBAH Security Interest pursuant to the Gipet II Licence Agreement, in either case in a form reasonably acceptable to both parties.

2.4.4.

In the event that the IBAH Security Interest is released prior to Completion, the Vendor shall assign to the Purchaser the LDS Patents (as defined in the Gipet II Licence Agreement) and the parties shall not enter into the Gipet II Licence Agreement. The Purchaser shall pay euro

200,000 to the Vendor in consideration for this assignment and the terms of this Agreement will apply to such an assignment of the LDS Patents.

2.5.	Purchase of all the Assets: The Purchaser will not be obliged to complete the purchase of any of the Assets unless the purchase of all of the Assets is completed simultaneously.

2.6.	Value Added Tax:

2.6.1.	The parties shall use their best endeavours to ensure that by virtue of the provisions of sections 3(5)(b)(iii) and s.5(8) of the Value Added Tax Act, 1972 no value added tax will be chargeable in respect of the sale and purchase hereby agreed to be made.

2.6.2.	If, notwithstanding the provisions referred to above, the Vendor is required to account to the Revenue Commissioners for any value added tax on the sale hereunder, such value added tax shall be paid by the Purchaser to the Vendor upon delivery of an appropriate value added tax invoice.

2.6.3.	All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Vendor prior to the close of business on Completion and all interest payable thereon and penalties attributable thereto shall be paid to the Revenue Commissioners by the Vendor.

2.7. Equipment and Supplies Lease: The Purchaser and the Vendor shall execute the Equipment and Supplies Lease on the date hereof whereupon it shall become in force and effective.

3.	COMPLETION

3.1.	Completion: Subject to clause 3.2, Completion shall take place prior to the Last Completion Date provided the Vendor has complied with the terms of clause 2.4.3(iii) (relating to the IBAH Security Interest) (the Closing Condition) and the Vendor shall give the Purchaser at least five Business Days notice (or such other period as the parties may agree) of the date of Completion.

3.2.	Last Completion Date for Completion: If the Closing Condition has not been fulfilled by the Last Completion Date, this Agreement will terminate on the giving of notice of termination by either party to the other party and such termination shall not result in either party having any liability to or obligation to bear the costs of the other party. The provisions in clauses 11 (Announcements), clause 13.1 (Confidentiality), clause 13.5 (Whole Agreement), clause 13.7 (Remedies Cumulative), clause 13.10 (Notices), clause 13.12 (Governing Law) and clause 13.13 (Jurisdiction) will continue in full force and effect notwithstanding termination of this Agreement pursuant to this clause.

3.3.	Breach of Warranties prior to Completion:

3.3.1.	The Warranties are not repeated at Completion but this is without prejudice to the Purchaser’s right to claim a Breach of Warranty in respect of matters arising or events occurring prior to the execution of this Agreement.

3.3.2.	Notwithstanding the foregoing if, after the signing of this Agreement and before Completion any event occurs or matter arises which (to the Knowledge of the Vendor) would have resulted in any of the Warranties being unfulfilled, untrue, misleading, or incorrect in any material respect at Completion were they repeated at Completion, the Vendor shall:

(1)	immediately notify the Purchaser in writing fully thereof unless the Purchaser is already fully aware of the event or matter;

(2)	make any investigation concerning the event or matter which the Purchaser may require; and

(3)	take all steps (including the initiating of proceedings) that the Purchaser may require,

in each case at the reasonable cost of the Purchaser.

3.4.	Obligation to maintain Assets prior to Completion: From the date of this Agreement until Completion, the Vendor shall not take any action which would be contrary to good and prudent industry practise for the preservation, protection and maintenance of the Assets and the intellectual property rights that are to be licensed to the Purchaser pursuant to the terms of the Sub-Licence Agreement and the Gipet II Licence Agreement save that the Vendor shall take all reasonable steps in accordance with good and prudent industry practice to preserve, protect and maintain the Patents and the patents and patent applications that are to be licensed to the Purchaser pursuant to the terms of the Sub-Licence Agreement and the Gipet II Licence Agreement.

3.5.	Actions at Completion: Upon Completion:

3.5.1.	the Vendor shall deliver to the Purchaser the GRS Capital Equipment and Know-How and assignments and transfers (in a form approved by the Purchaser) of the Patents together with such evidence of corporate power and proper execution as the Purchaser may reasonably require;

3.5.2.	the Vendor shall deliver to the Purchaser the written assignments (where necessary) duly executed by the Vendor or, as appropriate, the relevant transferring Affiliate, in a form reasonably acceptable to the Purchaser, for Assets where written assignments are required;

3.5.3.	subject to clause 2.4.4, the Vendor and the Purchaser shall enter into the Licence Agreement, the Sub-Licence Agreement, the Emisphere Assignment, the Side Letter and the Gipet II Licence Agreement; and

3.5.4.	subject to clause 2.5, the Purchaser shall on Completion pay to the Vendor the cash element of the Consideration referred to in clause 2.3.1.

3.6.	Joint Venture Interests

3.6.1.	Upon completing the restructuring of a Joint Venture, the Vendor shall, provided the Vendor is under no contractual restrictions or confidentiality obligations, deliver to the Purchaser a copy of the execution version of the restructuring agreements as soon as practicable.

3.6.2.	With respect to either Joint Venture, if any Joint Venture Interests are assigned or licensed to the Vendor pursuant to the restructuring of a Joint Venture after Completion, the Vendor shall transfer such Joint Venture Interest, to the extent possible, to the Purchaser for no additional consideration.

4.	APPORTIONMENT OF CONSIDERATION

The value attributed by the Vendor and the Purchaser to the Assets is as follows and the total amount of the consideration payable under clause 2.3.1 is accordingly allocated as follows:

Asset	Consideration

GRS Capital Equipment	euro 1,100,000

Patents and Know-How relating to Gastro-Intestinal Permeation Enhancement Technology	euro 400,000

Patents and Know-How relating to GRS Improvements	euro 200,000

Patents and Know-How relating to Blood Brain Barrier Technology and Vaccine Technology	euro 100,000

As between the Patents and the Know-How referred to above the Purchaser has attributed the consideration referred to above as follows:

Irish situate Patents (including European patents and applications and PCT applications, with an Irish dimension):	euro 250,000

The Know-How and all other Patents:	euro 450,000 together with any future payments to be made pursuant to clause 2.3 and clause 5

The Purchaser acknowledges that the Vendor makes no representation about the realisable value of the Assets.

5.	FUTURE DISPOSAL OF ASSETS

5.1.	Upon disposal by the Purchaser of any of the Assets, the Purchaser shall pay the following relevant percentage of the Net Proceeds of Disposal received by the Purchaser to the Vendor within one month of receipt by the Purchaser of the Net Proceeds of Disposal on the following basis:

Calendar Year of Disposal	% payable to the Vendor
2003	50
2004	50
2005	30
2006	20
2007	15
2008	15
2009	10
2010	5

For the avoidance of doubt, the Calendar Year of Disposal shall be deemed to be the calendar year in which any binding arrangement for the disposal of the Assets or any of them comes into effect.

6.	RIGHTS OF INSPECTION

6.1.	For the 180 day period following the close of each calendar year, the Purchaser will, in the event that the Vendor requests such access, provide independent certified accountants (the Accountants) with access, at all reasonably times during usual business hours, to the Purchaser’s book and records relating to the Assets, solely for the purpose of ensuring that the correct amount was paid by the Purchaser to the Vendor pursuant to clauses 2 or 5 for the calendar year then ended (the Revised Consideration Amount). The Vendor will procure that the Accountants will use all reasonable endeavours to ensure that such access will be conducted in a manner that does not materially affect the operation of the Purchaser’s business or that of its Affiliates, provided that this requirement shall not unduly hamper the Accountants in carrying out their task pursuant to this clause.

6.2.	The Accountants may not disclose any information to the Vendor other than:

6.2.1.	whether or not they believe that the correct Revised Consideration Amount was paid;

6.2.2.	if they do not believe that the correct Revised Consideration Amount was paid, then what such correct amount should have been.

6.3.	If the Vendor notifies the Purchaser within the 180 day period referred to in clause 6.1 that the Accountants disagrees with the amount paid by the Purchaser to the Vendor pursuant to clauses 2 or 5 for the relevant year (the Consideration Amount), the Vendor and the Purchaser have 30 days starting on the day after receipt of the notification from the Vendor to agree the items in dispute.

6.4.	Within 10 days of agreement pursuant to Clause 6.23 (or Expert determination in accordance with clause 6.6 (as the case may be)):

6.4.1.	if the Revised Consideration Amount for the relevant year is greater than the Consideration Amount for the relevant year, the Purchaser shall pay to the Vendor the difference between the Revised Consideration Amount and the Consideration Amount together in each case with interest at the Agreed Rate (accrued daily and compounded monthly) from 31 December of the relevant year until payment.

6.5.	If the payment under Clause 6.4 paid by the Purchaser to the Vendor exceeds five per cent, of the Consideration Amount for the relevant year, the cost of the Accountants pursuant to this clause 6 shall be borne by the Purchaser; otherwise, such cost shall be borne by the Vendor.

6.6.	If the Purchaser and the Vendor fail to agree on any matter arising from this clause 6 within the timeframe provided in clause 6.23, the Purchaser or the Vendor may refer the matter in dispute to an independent firm of chartered accountants agreed by the Purchaser and the Vendor in writing or, failing agreement on the identity of the independent firm of chartered accountants within 10 days starting on the day after the relevant timeframe expires, to such independent firm of chartered accountants shall be nominated by the President for the time being of the Institute of Chartered Accountant of Ireland (the Expert).

6.7.	The Expert shall act on the following basis:

6.7.1.	the Expert shall act as an expert and not as an arbitrator;

6.7.2.	the Expert’s terms of reference shall be to determine the matter in dispute within 14 days of his appointment;

6.7.3.	the parties shall each provide the Expert with all information which the Expert reasonably requires;

6.7.4.	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and

6.7.5.	the Expert’s costs shall be paid by the Purchaser and the Vendor in such proportion as the Expert may determine.

7.	FURTHER OBLIGATIONS OF THE VENDOR

7.1.	No Solicitation: For the purpose of assuring to the Purchaser the full benefit of the Assets, the Vendor undertakes with the Purchaser and its successors in title that:

7.1.1.	for the period of 2 years after the date of this Agreement it will not either on its own behalf or in conjunction with or on behalf of any other person, firm or company solicit or entice away from the Purchaser any officer, manager or servant whether or not such person would commit a breach of his contract of employment by reason of leaving service; and

7.1.2.	it will procure that no company owned or controlled by it including without limitation any Affiliate (and, insofar as it is able to ensure the same, no subsidiaries of any of them) will act in such a way as would be a contravention of the obligations contained in this clause 7.1 if he or it were himself to so act.

7.2.	For the purpose of assuring to the Purchaser the full benefit of the Assets and without prejudice or limitation to the terms of clause 7.1, the Vendor undertakes with the Purchaser and its successors in title that:

7.2.1.	for the Protected Period relevant to any Asset it will not either on its own behalf or in conjunction with or on behalf of any other person, firm or company solicit or entice away from the Purchaser any officer, manager or servant whether or not such person would commit a breach of his contract of employment by reason of leaving service; and

7.2.2.	it will procure that no company owned or controlled by it including without limitation any Affiliate (and, insofar as it is able to ensure the same, no subsidiaries of any of them) will act in such a way as would be a contravention of the obligations contained in this clause 7.2 if he or it were himself to so act;

and in this clause 7.2 the Protected Period relevant to any Asset is the period commencing on Completion and continuing for as long as any amounts are payable by the Purchaser under clause 2.3 in relation to that Asset.

7.3.

Modification: Whilst the restrictions in clause 7 are considered by the parties to be reasonable and indispensable in all the circumstances as at the date hereof, it is acknowledged that restrictions of such nature may be invalid because of changed circumstances or other unforeseen reasons and, accordingly, if any one or more such restrictions should be held to be void by any court or Regulatory Authority but would be valid if part of the wording thereof were amended or the period thereof reduced, the said restrictions will apply with such modifications as may be necessary to make them valid and effective, and any such modifications will not thereby affect the validity of any other restriction contained herein.

8.	WARRANTIES

8.1.	Warranties:

8.1.1.	The Vendor hereby warrants and represents to and undertakes with the Purchaser and its successors in title in relation to the Assets in the terms set out in the FIRST SCHEDULE subject only to any matter expressly provided for under the terms of this Agreement.

8.1.2.	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon (inter alia) the Warranties.

8.1.3.	Each of the Warranties is separate and independent and is not to be limited by reference to anything in this Agreement.

8.1.4.	Claims may not be made by the Purchaser under the Warranties where the relevant circumstances should have been evident to the Purchaser acting as a prudent purchaser when reviewing the Due Diligence Information in such manner and detail as would enable a prudent purchaser to make an informed assessment of the risk in question.

8.1.5.	If following Completion, the Purchaser becomes aware that there has been any material Breach of Warranty, the Purchaser will not be entitled to rescind this Agreement or otherwise treat it as terminated but will be entitled to claim damages and exercise any other right, power or remedy available to it under this Agreement or at law.

8.2.	Limitations: Notwithstanding the provisions of clause 8.1, the Vendor will not be liable under this Agreement in respect of any claim unless:

8.2.1.	notice of it is given in writing by the Purchaser to the Vendor setting out brief particulars of the grounds on which such claim is based within 2 years following Completion and there will be no such time limit in so far as any claim relates to any statutory or criminal fine or penalty; and

8.2.2.	the aggregate amount of all claims for which the Vendors would otherwise be liable under this Agreement exceeds euro 85,000 but if liability exceeds that figure then all claims, including claims previously notified, will accrue against the Vendor or to the extent that the aggregate amount of the liability of the Vendor for all claims made under this Agreement would thereby exceed the aggregate of all sums paid to the Vendor Group hereunder (this aggregate amount shall not include any amount relating to the shares in Adaptív, Inc. or, as applicable, the Purchaser allotted to the Vendor pursuant to the Side Letter); Provided however that:

(1)	in the case of any claim relating to the Vendor’s title to any of the Assets is to be without limitation; and

(2)	the limitations and exclusions in this clause 8.2 will not apply to any claim which arises as a consequence of, or is delayed as a result of, fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee of the Vendor.

8.3.	Notwithstanding anything to the contrary in this Agreement and in particular the provisions of clause 8.1:

8.3.1.	nothing in this Agreement will be deemed to relieve the Purchaser from any common law or duty to mitigate any loss or damage incurred by him;

8.3.2.	no person other than the Purchaser will be entitled to make a Warranty Claim or other claim under this Agreement, neither will damages be calculated by reference to loss or damage suffered by any person other than the Purchaser;

8.3.3.	if any circumstances, giving rise to a Warranty Claim arise, the Purchaser shall give written notice to the Vendor and keep the Vendor fully informed of all material developments;

8.3.4.	in the case of notice of a claim under clause 8.2, if proceedings are not issued and served on the Vendor in respect of that claim within three calendar months after the expiration of the 2 year period (or greater number of months if agreed in writing by the Vendor) the claim will be deemed to be withdrawn, and the subject matter will not be capable of being the subject of a further claim; and

8.3.5.	the Vendor will not be liable in respect of any Warranty Claim to the extent that it arises or is increased or extended as a result of any of the following occurring with retrospective effect:

(1)	an increase in the rate of Taxation;

(2)	a change in the law or in any regulation, requirement or code of conduct of any relevant agency or Regulatory Authority; or

(3)	any parliamentary statement, or statement by the Revenue Commissioners concerning any change in Revenue practice.

8.4.	Recovery from Third Parties: Where the Purchaser has or may have a claim against a third party in relation to any matter which may give rise to a claim under this Agreement, the Purchaser shall procure that all reasonable endeavours are used to recover any amounts due from any such third party and shall forthwith upon such recovery reimburse the Vendor the amount so recovered (net of costs of recovery) up to the amount paid by the Vendor under this Agreement.

8.5.	Co-operation: In relation to any claim or alleged claim under this Agreement and without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow the Vendor and its accountants, solicitors and other professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim pursuant to the terms of this Agreement and for such purpose the Purchaser shall give (subject to its being paid all costs and expenses incurred in complying with this clause 8.5) all such reasonable assistance as the Vendor or its accountants, solicitors or other professional advisers may on reasonable notice request, including access to and copies of any relevant documents or information in the possession of the Purchaser except to the extent that such documents or information are regarded (in the Purchaser’s sole judgement) as confidential to the activities of the Purchaser or any of its subsidiaries.

8.6.	Treatment of Payments under Warranties: Any payment made to the Purchaser will be treated for all purposes as a reduction in the consideration referred to in clause 2.3.

9.	INDEMNITIES

9.1.	The Purchaser shall indemnify, defend and hold harmless the Vendor against any and all claims and proceedings (whether successful or otherwise), liabilities, expenses, including reasonable attorney’s fees, responsibilities and damages by reason of any claim, including proceedings, action, liability or injury arising out of:

9.1.1.	the research, development, testing, manufacture, transport, packaging, use, storage, handling, distribution, marketing, advertising, promotion and/or sale of a product produced directly or indirectly from the Assets or pursuant to the sub-licence or licence (as applicable) of any Intellectual Property included in the Sub-Licence or the Gipet II Licence by the Purchaser or any of its Affiliates or any third party on behalf of the Purchaser;

9.1.2.	any claims or proceedings made or brought against the Vendor or the Purchaser on behalf of any persons seeking damages for personal injury (including death) and/or for costs of medical treatment, which claims relate in any way to a product produced directly or indirectly from the Assets or pursuant to the sub-licence or licence (as applicable) of any Intellectual Property included in the Sub-Licence or the Gipet II Licence by the Purchaser or any of its Affiliates or any third party on behalf of the Purchaser; and

9.1.3.	any claim for infringement of intellectual property rights and any other claim made against the Purchaser, the Vendor or a sub-licensee of the Vendor or the Purchaser alleging infringement or other unauthorised use of the proprietary rights of a third party arising from the manufacture, importation, use, offer for sale, sale or other commercialisation of a product produced directly or indirectly from the Assets or pursuant to the sub-licence or licence (as applicable) of any Intellectual Property included in the Sub-Licence or the Gipet II Licence by the Purchaser or any of its Affiliates or any third party on behalf of the Purchaser;

in all cases, in respect of events occurring after Completion.

9.2.	The Vendor shall indemnify, defend and hold harmless the Purchaser against any and all claims and proceedings (whether successful or otherwise), liabilities, expenses, including reasonable attorney’s fees, responsibilities and damages by reason of any claim, including proceedings, action, liability or injury arising out of:

9.2.1.	the research, development, testing, manufacture, transport, packaging, use, storage, handling, distribution, marketing, advertising, promotion and/or sale of a product produced directly or indirectly from the Assets by the Vendor or any of its Affiliates or any third party on behalf of the Vendor;

9.2.2.	any claims or proceedings made or brought against the Vendor or the Purchaser on behalf of any persons seeking damages for personal injury (including death) and/or for costs of medical treatment, which claims relate in any way to a product produced directly or indirectly from the Assets by the Vendor or any of its Affiliates or any third party on behalf of the Vendor; and

9.2.3.	any claim for infringement of intellectual property rights and any other claim made against the Purchaser, the Vendor or a sub-licensee of the Vendor or the Purchaser alleging infringement or other unauthorised use of the proprietary rights of a third party arising from the manufacture, importation, use, offer for sale, sale or other commercialisation of a product produced directly or indirectly from the Assets by the Vendor or any of its Affiliates or any third party on behalf of the Vendor, in all cases, in respect of events occurring prior to Completion.

9.3.	In fulfilling their indemnification obligations hereunder, both parties shall:

9.3.1.	reasonably and regularly consult with the other party in relation to the progress and status of any action, claim or proceedings; and

9.3.2.	not make any statements, enter into any settlement, agreement or consent to any judgment in respect of any actions, claims and/or proceedings, without the other party’s prior written consent.

9.4.	The indemnifying party (in accordance with clauses 9.1 and 9.2 above) and/or their relevant Affiliate shall:

9.4.1.	notify the other party of any claim or proceedings, or threatened claim or proceedings;

9.4.2.	subject to the terms of the Licence Agreement, the Gipet II Licence Agreement and the Sub-Licence Agreement, permit the other party to take full control of such claim or proceedings, with counsel reasonably acceptable to the indemnifying party;

9.4.3.	reasonably co-operate in the investigation and defence of such claim or proceedings solely at the other party’s sole cost and expense.

10. LICENSING OF COMPOUNDS EMERGING FROM THE RESEARCH PROGRAMS

10.1.

The Purchaser and the Vendor shall within 90 days of prior written notice from the Vendor to the Purchaser, enter into a licence agreement granting the Vendor a licence to research, develop, make, have made, promote, import, use, market, sell and offer for sale any composition of matter or articles of manufacture compromising or utilising any compound arising from the Research Programs. The maximum royalty payable by the Vendor under such a licence agreement will be 2% of the Vendor’s net sales and the other terms of the licence agreement will contain reasonable commercial terms that would be agreed between two third parties acting reasonably and negotiating at arms length.

10.2.	With respect to any licence granted in accordance with clause 10.1 above, at the Vendor’s option following the execution of the Development Agreement (as defined below), the Purchaser shall, provided it has the required resources available, provide to the Vendor or its designee all Development Services necessary to initiate and complete the Development of a new formulation of such article of manufacture or composition of matter utilising the Technologies. The Purchaser shall use Commercially Reasonable and Diligent Efforts to discharge its obligations with respect to each composition of matter or article of manufacture submitted to it pursuant to the Development Agreement. Any activities conducted by the Purchaser pursuant to this clause 10.2 shall be governed by the terms of a separate agreement which will be executed by the parties within 90 days of the date of the Vendor’s notice (the Development Agreement). This Development Agreement will contain reasonable commercial terms that would be agreed between two third parties acting reasonably and negotiating at arms length.

11.	ANNOUNCEMENTS

The Vendor and the Purchaser shall consult together as to the terms of, timetable for and manner of publication of, any announcement to shareholders, employees, customers or suppliers or to the Irish Stock Exchange or other authorities or to the media or otherwise which either may desire or be obliged to make regarding the subject-matter of this Agreement. Subject as aforesaid and save as may be required by law, neither the Vendor nor the Purchaser shall make or authorise any announcement concerning the subject-matter of this Agreement.

12.	RESTRICTED FINANCIAL TRANSFERS

The Vendor hereby declares for the purpose of the Financial Transfers Act, 1992 that it is not resident in any jurisdiction to which financial transfers (within the meaning of the said Act) are restricted by order of the Minister for Finance in accordance with the provisions of that Act and does not hold any of the Assets and will not receive any part of the consideration hereunder as nominee for any person so resident, and the Purchaser declares for the purpose of the said Act that it is not so resident, it is not acquiring the Assets as nominee for any persons so resident and it is not to its knowledge controlled directly or indirectly by persons so resident.

13.	MISCELLANEOUS PROVISIONS

13.1.	Confidentiality:

13.1.1.	The Vendor undertakes with the Purchaser that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose, transfer or use for its own or any other purposes Confidential Information except:

(1)	in the circumstances set out in clause 13.1.2;

(2)	to the extent otherwise expressly permitted by this Agreement; or

(3)	with the prior written consent of the Purchaser.

13.1.2.	The Vendor is permitted to disclose Confidential Information:

(1)	where the Confidential Information, before it is furnished to the Vendor, is in the public domain;

(2)	where the Confidential Information, after it is furnished to the Vendor, enters the public domain otherwise than as a result of: (i) a breach by the Vendor of its obligations in this clause 13.1 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation where the Vendor is aware of such breach;

(3)	if and to the extent that the Vendor discloses Confidential Information to any person:

(a)	in compliance with any requirement of law;

(b)	in response to a requirement of any securities exchange, Regulatory Authority or governmental authority or court having jurisdiction over the Vendor; or

(c)	in order to obtain Tax or other clearances or consents from the Revenue Commissioners or other relevant taxing or any Regulatory Authority,

provided that any such information disclosable pursuant to paragraphs (a), (b) or (c) may be disclosed only to the extent specifically required by law and only after consultation with the Purchaser.

13.1.3.	The restrictions contained in this clause 13.1 will continue to apply after Completion and will apply in relation to the existence and provisions of this Agreement and information relating to the Purchaser regardless of whether or not Completion occurs.

13.2.	Costs and Expenses: Each party to this Agreement will pay its own costs.

13.3.	Severability: All the clauses restrictive of competition in this Agreement are distinct and severable, and if any clause is held unenforceable, illegal or void in whole or in part by any court, Regulatory Authority or other competent authority, it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected.

13.4.	Succession and Assignment: This Agreement will be binding upon and enure for the benefit of the successors of the parties. The benefit of any provision of this Agreement may be enforced by the beneficial owners for the time being of the Assets, and accordingly the benefit of any provision in this Agreement may be assigned by the Purchaser and its successors in title without the consent of the Vendor.

13.5.	Whole Agreement: This Agreement (together with any document that may be executed pursuant to the terms of clause 3.2) and the Disclosure Letter supersede all prior representations, arrangements, understandings and agreements between the parties hereto relating to the subject-matter hereof, and sets forth the entire, complete and exclusive agreement and understanding between the parties relating to the subject-matter hereof.

13.6.	Survival: The provisions of this Agreement insofar as the same have not been performed at Completion will remain in full force and effect notwithstanding Completion.

13.7.	Remedies Cumulative: The provisions of this Agreement, and the rights and remedies of the parties under this Agreement, are cumulative and are without prejudice and in addition to any rights or remedies a party may have at law or in equity. No exercise by a party of any one right or remedy under this Agreement, or at law or in equity, shall (save to the extent, if any, provided expressly in this Agreement, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other such right or remedy.

13.8.	Waiver: Any liability to the Purchaser under this Agreement may be in whole or in part released, varied, compounded or compromised by the Purchaser in its absolute discretion as regards the Vendor or other party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability whether joint or several or otherwise. A waiver by the Purchaser of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid will not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

13.9.	Further Assurance: At the request of the Purchaser, the Vendor shall (and shall procure that any other necessary parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser (including its nominee or nominees) the beneficial ownership of the Assets.

13.10.	Notices:

13.10.1.	Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service may be delivered or sent by pre-paid registered post or facsimile addressed as follows:

The Vendor:	Address:	Lincoln House
Lincoln Place
Dublin 2

Attention: Company Secretary

Facsimile no: +353 1 6624949

The Purchaser: Address:		3015 Lake Drive
National Digital Park
Citywest
Dublin 24

Attention: Michael Donnelly

Facsimile no:+353 1 4661002

or to such other address or facsimile number as the addressee may have previously substituted by notice.

13.10.2.	Any such notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)	in the case of posting 48 hours after posting and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)	in the case of facsimile, upon transmission, subject to the correct code or facsimile number being received on the transmission report provided however that if a notice is not given or served during usual business hours on a Business Day, it will be deemed to be given or served on the next following Business Day.

13.10.3.	A party giving or serving a notice or other communication hereunder by facsimile shall also give or serve a copy thereof by post, but without prejudice to the validity and effectiveness of the service by facsimile.

13.11.	Document Retention and Access to Documents and Information

13.11.1.	To facilitate the resolution of any claims made by or against or incurred by the Vendor or any of its Affiliates or officers or directors in any legal proceeding or governmental investigation commenced by or against the Vendor or any of its Affiliates or officers or directors prior to Completion or commenced after Completion but based on events occurring prior to Completion (each a Parent Proceeding), upon reasonable notice, Purchaser shall at the Vendor’s reasonable cost and expense;

(1)	afford the officers, employees and authorised agents and representatives of the Vendor or any of its Affiliates reasonable access (including the right to make copies at their own expense), during normal business hours, to the offices, properties, Books and Records and the Know How provided, however, that the employees of the Vendor involved in scientific research and development pursuant to their employment with the Vendor shall not be afforded the foregoing right of access;

(2)	to the extent that the Vendor or any of its Affiliates is legally required to produce original documents for inspection in a Parent Proceeding, cooperate with the Vendor or any of its Affiliates in making such original documents available for inspection by parties to the Parent Proceedings; and

(3)	furnish to the officers, employees and authorised agents and representatives of the Vendor, or any of its Affiliates such additional financial and other information regarding the Assets as the Vendor or any of its Affiliates may from time to time reasonably request provided, however, that the foregoing shall not unreasonably interfere with the business or operations of the Purchaser and that employees of the Vendor involved in scientific research and development pursuant to their employment with the Vendor shall not have access to any information furnished by the Purchaser pursuant to this clause 13.11.1(3) without the prior written consent of the Purchaser; and

(4)	not prevent any of its employees previously employed by the Vendor who have knowledge relating to the Assets arising from their previous employment by the Vendor whose assistance, testimony or presence is necessary to assist the Vendor or any of its Affiliates in evaluating any such claims and/or in defending against such claims, including the presence of such persons as witnesses in hearings or trials for such purposes from so assisting the Vendor or any of its Affiliates; provided, however, that the foregoing shall not unreasonably interfere with the business or operations of the Purchaser and the Vendor shall pay the reasonable costs incurred by the Purchaser in complying with its obligations under this clause 13.11.1(4).

13.11.2.	The Purchaser agrees to maintain all Know How and Books and Records for a period of six (6) years after the Completion. After such six-year period, before the Purchaser shall dispose of any Know How and/or Books and Records, it shall provide to the Vendor at least 90 calendar days’ prior written notice to such effect and the Vendor shall be given an opportunity, as its sole cost and expense, to remove and retain all or any part of the Know How and/or Books and Records as the Vendor may select.

13.12.	Governing Law: This Agreement and all relationships created hereby will in all respects be governed by and construed in accordance with Irish law.

13.13.	Jurisdiction:

It is irrevocably agreed that the Irish courts are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement or its performance and accordingly that any suit, action or proceedings so arising may be brought in such courts.

IN WITNESS whereof this Agreement has been entered into on the date first herein written

SIGNED by Liam Daniel on behalf of
ELAN CORPORATION, plc
in the presence of:	/s/ Liam Daniel
Signature

/s/ Peter Thornton
Witness Signature

Peter Thornton
Witness Name

Lincoln HSE, Lincoln Place, Dublin 2
Witness Address

Accountant
Witness Occupation

SIGNED by Michael Donnelly on behalf of
ADAPTIV BIOPHARMA LIMITED
in the presence of:	/s/ Michael Donnelly
Signature

/s/ Michael Barr
Witness Signature

Michael Barr
Witness Name

25/28 Northwall Quay Dublin 1
Witness Address

Solicitor
Witness Occupation